Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

WideOpenWest, Inc.

Englewood, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-226732) and Form S-8 (File No. 333-218376) of WideOpenWest, Inc. and Subsidiaries and Affiliates of our reports dated March 7, 2019, related to the consolidated and combined consolidated financial statements, and the effectiveness of WideOpenWest, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Atlanta, Georgia

March 7, 2019